EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of TD Ameritrade Holding Corporation:

(1)	Registration Statement (Form S-8 No. 333-132016),

(2)	Registration Statement (Form S-8 No. 333-105336),

(3)	Registration Statement (Form S-8 No. 333-86164),

(4)	Registration Statement (Form S-8 No. 333-160073),

(5)	Registration Statement (Form S-3 No. 333-163211), and

(6)	Registration Statement (Form S-3 No. 333-185286);
of our reports dated November 18, 2016, with respect to the consolidated financial statements of TD Ameritrade Holding Corporation and the effectiveness of internal control over financial reporting of TD Ameritrade Holding Corporation included in this Annual Report (Form 10-K) of TD Ameritrade Holding Corporation for the year ended September 30, 2016.
/s/ ERNST & YOUNG LLP
Chicago, Illinois
November 18, 2016